Exhibit 23.0

Independent Accountants' Consent



The Board of Directors
Enterprise Bancorp, Inc.:

We consent to incorporation by reference in Registration Statement on Form S-8 (No. 333-51953) and Form S-3 (No. 333-79135) of Enterprise Bancorp, Inc. of our report dated January 6, 2000, relating to the consolidated balance sheets of Enterprise Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included herein.


/s/ KMPG LLP

Boston, Massachusetts
March 21, 2000